Exhibit 99.(p)(16)

Code of Ethics and Personal Securities Transactions
November 2017

INTRODUCTION

This Code of Ethics (the “Code”) (i) establishes standards of business conduct and parameters for personal securities transactions that reflect the fiduciary duty of GW&K Investment Management, LLC (“GW&K” or the “Company”) to its advisory Clients; (ii) institutes policies and procedures designed to detect and prevent activities that may undermine this fiduciary duty or create conflicts of interest; (iii) requires those subject to the Code to comply with applicable Federal Securities Laws; and (iv) has been adopted in compliance with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. Accordingly, no Access Person (as defined in Section I below), shall:

1.	Employ any device, scheme or artifice to defraud;
2.	Make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person; or
4.	Engage in any manipulative practice.

Any person having questions about the meaning or applicability of the Code should contact GW&K’s Legal & Compliance Department (“Compliance”).

I. Definitions

“1940 Act” - The Investment Company Act of 1940.

“Access Person” - Any director, officer, or employee of GW&K who (a) has access to nonpublic information about the purchase or sale of securities in GW&K Client accounts or nonpublic information about the holdings of Client accounts or Affiliated Funds, or (b) is involved with making securities recommendations for Client accounts or has access to such recommendations. All GW&K employees are considered Access Persons for purposes of the Code. Access Persons may include part-time employees, consultants and temporary personnel as designated by the Chief Compliance Officer.

“Affiliated Fund” - Any mutual fund for which GW&K or a GW&K affiliate serves as investment adviser or sub-adviser. A list of Affiliated Funds is maintained on the Compliance Page of the GW&K Intranet.

“Affiliated Managers Group, Inc. (“AMG”)” - GW&K and AMG are affiliated entities. AMG holds a majority equity interest in GW&K. AMG also holds equity interests in other investment management firms (“AMG Affiliates”).

“Advisers Act” - The Investment Advisers Act of 1940.

“Beneficial Ownership” - Any instance where an Access Person or any member of his or her Immediate Family can directly or indirectly derive financial interest from the ownership, purchase, or sale of a security.

It is considered Beneficial Ownership when securities are:

•	Owned by an Access Person solely in his or her name or jointly with another individual;
•	Owned through an account or investment vehicle for benefit of an Access Person (i.e. IRA, trust, partnership, etc.); or
•	Owned directly, indirectly or jointly by an Immediate Family member.

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“Business Entertainment” - An occasion where an Access Person entertains or is entertained by someone with whom GW&K has a business relationship or is looking to establish a business relationship. Entertainment may include meals, sporting, theater or music, charitable, or other events as well as business conferences. Any item of value given or received that does not meet the definition of Business Entertainment will be considered a Gift under the Code.

“Considered for Purchase or Sale” - A security is being considered for purchase or sale when a recommendation to purchase or sell the security in Client accounts has been communicated by a research analyst to a portfolio manager or portfolio management team.

“Client”- Any person or entity that has an investment advisory or sub-advisory investment management agreement with GW&K, or any person or entity for which GW&K provides investment management services through a Separately Managed Account (“SMA”) Program or similar arrangement.

“Covered Security” - All forms of stocks, bonds, options, futures, convertibles, warrants, closed-end funds and exchange traded funds (“ETFs”), and any other instrument identified as a security under the Advisers Act. Covered Securities do not include shares of registered open-end mutual funds (other than Affiliated Funds), direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and other money market instruments.

“Discretionary Third-Party Managed Account” - An account: (a) for which an Access Person has granted a trustee or a discretionary third-party manager investment authority over the account; and (b) over which the Access Person has no direct or indirect influence or control with respect to purchases or sales of securities or allocations of investments.

“Federal Securities Laws” - The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“Gift” - Any present, favor, or gratuity to or from someone with whom GW&K has a business relationship or is seeking to establish a business relationship. Gifts do not include promotional items of nominal value with business logos (items such as pens, tee shirts, golf balls, hats, coffee mugs, umbrellas, etc.)

“Immediate Family” - Related by blood, marriage, adoption, domestic partnership or civil union and living in the same household. Examples include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, sibling, mother-, father-, son-, daughter-, brother- or sister-in-law, or any person related by adoption who lives in the same household with the Access Person.

“Investment Control” - Any instance where an Access Person or his or her Immediate Family can directly or indirectly initiate the purchase or sale of a Covered Security.

“Limited Offering” - An offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rules 504, 505 or 506 under the Securities Act of 1933.

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“Maintenance Trade”- A Trade that is part of normal operational or client-specific account activity. Maintenance Trades include, but are not necessarily limited to, orders related to new account investing, capital additions or withdrawals, account liquidation, or tax loss trading, etc. Orders executed as part of a portfolio management decision across an entire strategy (or strategies) are NOT Maintenance Trades.

“Outside Business Activity” - Any business or activity carried out by an employee that is outside of the employee’s regular course or scope of employment with GW&K.

“Reportable Account” - Any account where an Access Person or his or her Immediate Family has, or is capable of having, Investment Control of Covered Securities.

“SEC” - U.S. Securities and Exchange Commission.

II. Standard of Conduct and General Prohibitions

A. Standard of Conduct

GW&K employees are expected to only execute personal securities transactions that are consistent with the Code while also following principles of loyalty, honesty, and good faith to act in the best interest of our Clients. The Code does not attempt to identify all potential conflicts of interest, and literal compliance with specific provisions of the Code will not excuse Access Persons for personal trading or other conduct that violates these principles. In addition, all persons subject to this Code are required to comply with Federal Securities Laws.

B. General Prohibitions

No Access Person is permitted to profit in his or her personal securities trades from the transactions executed by GW&K on behalf of its Clients. Accordingly, no Access Person or his or her Immediate Family shall buy or sell, directly or indirectly, any Covered Security that is (a) being Considered for Purchase or Sale or is (b) being purchased or sold in Client accounts, with the exception of Maintenance Trades.

In addition, no Access Person shall:

1.	Acquire securities in an initial public offering.

2.	Trade any securities while in possession of material non-public information relating to such securities.

Both GW&K and AMG maintain policies and procedures related to Insider Trading that employees are required to follow in addition to the Code. For additional information, please see these policies which can be found in Charles Schwab Compliance Solutions under ‘My Policies’.

3.	Purchase securities on margin or purchase options on securities.

4.	Purchase or sell a Covered Security within two calendar days before or after it is traded in GW&K Client accounts, except where only Maintenance Trades occur. Any profits realized on trades that breach this parameter may be subject to disgorgement to a charity selected by the Chief Compliance Officer, and Access Persons may be subject to losses resulting from corrective action. The GW&K Legal & Compliance Department may allow for an exception to this restriction where the security’s market capitalization is above $10 Billion.

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5.	Purchase any securities in a private placement or other Limited Offering without prior approval from Legal & Compliance.

6.	Engage in short-term trades of covered securities where the holding period, or the period since last sale where the same security is re-purchased, is less than 30 days. In instances where there have been multiple trades in the same security, the last in, first out (LIFO) method is used for purposes of the 30 day requirement. Any profits realized on such short-term trades may be subject to disgorgement to a charity selected by the Chief Compliance Officer.

7.	Engage in any Outside Business Activity, or be employed or compensated by any other person, or serve as an officer, director, partner or employee of another business organization or have any direct or indirect financial interest in any other organization engaged in any securities, financial or kindred business unless such person has made a disclosure and received consent from GW&K’s Legal & Compliance Department.

8.	Place good-until-cancelled limit orders in personal accounts for Covered Securities currently held within GW&K Strategies. Please see Section III.C.5. for additional information regarding limit orders.

III. Pre-clearance Requirements, Restricted Securities, and Exemptions

A. Pre-clearance Requirements

No Access Person or member of his or her Immediate Family may purchase, sell, or otherwise assume or dispose Beneficial Ownership of any Covered Security without obtaining pre-clearance.

To facilitate trade pre-clearance, oversight of personal securities transactions, and certain other administrative functions in support of the Code, GW&K utilizes Charles Schwab Compliance Solutions, a secure internet-based application. Each Access Person is provided with credentials to login to Charles Schwab Compliance Solutions. Unless specifically identified as exempt from pre-clearance requirements, transactions in all Covered Securities must be pre-cleared in Charles Schwab Compliance Solutions prior to execution. In general, approved pre-clearances are valid only for that day’s trading; unexecuted approved transactions must be pre-cleared again.

AMG Stock – In addition to these standard pre-clearance requirements, any trades in AMG stock (ticker AMG) must also be pre-cleared by AMG. Access Persons shall coordinate this pre-clearance with Compliance. Please see the AMG Insider Trading Policies and Procedures, which can be found in Charles Schwab Compliance Solutions under ‘My Policies’ for additional information.

B. Restricted Securities

GW&K maintains a restricted list in Charles Schwab Compliance Solutions comprised of securities Considered for Purchase or Sale, as well as other securities when warranted as determined by Compliance, in order to help employees maintain compliance with the Code. Employees are prohibited from purchasing a security that is on the restricted list. However, it is expected that employees will not knowingly or willfully execute personal securities transactions that violate either explicit parameters or principles of the Code if, due to technical issue or any other reason, a pre-clearance request for a security that should be restricted is approved.

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C. Exemptions from Pre-clearance Requirements

The following transactions are exempt from pre-clearance requirements:

1.	Transactions in Discretionary Third-Party Managed Accounts. Please see Section IV for additional information regarding such accounts.

2.	Trades in Exchange Traded Funds (“ETFs”).

3.	NOTE: ETFs are still subject to the 30-day holding period described in Section II. B and reporting requirements of the Code.

4.	Trades that are part of an automatic investment plan, such as a dividend reinvestment plan, where specific transactions are executed as part of a pre-determined schedule or criteria.

5.	Trades that are part of non-voluntary corporate actions or that are otherwise executed outside the control of the Access Person.

6.	After initial pre-clearance, limit orders for securities not currently held in any GW&K investment strategies may be kept open for up to 5 consecutive trading days without subsequent pre-clearance. (An Access Person may request approval for preclearance of a limit order for securities which are not currently held in GW&K Strategies and upon approval, leave that order open for up to 5 consecutive trading days. If the trade is not executed within that timeframe, it must be resubmitted for pre-clearance if the Access Person would still like to execute the trade.)

7.	Trades involving Affiliated Funds within the AMG/GW&K 401k Plan do not require pre-clearance because GW&K receives separate reporting from AMG as the plan sponsor.

IV. Discretionary Third-Party Managed Accounts

Access Persons may maintain Discretionary Third-Party Managed Accounts subject to the disclosure and reporting requirements described below. Provided they comply with all requirements of this Code, such accounts are exempt from the pre-clearance requirements outlined in Section III above.

Disclosure Requirements for Discretionary Third-Party Managed Accounts. All Access Persons who maintain Discretionary Third-Party Managed Accounts must disclose such accounts in Charles Schwab Compliance Solutions. Such disclosure must include the following information:

•	Account Owner Name
•	Account Number
•	Name and Contact Information of the trustee or discretionary third-party manager
•	The trustee’s or discretionary third-party manager’s firm
•	Description of the Access Person’s relationship to the trustee or discretionary third-party manager, including any affiliation or family relationship that may exist between the Access Person and the person or firm managing the account

Additionally, the Access Person must attest upon inception of the account and then on a quarterly basis thereafter that he or she does not have direct or indirect influence or control of the account, including with respect to the purchase or sale of securities, or allocation of investments.

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Reporting Requirements for Discretionary Third-Party Managed Accounts. GW&K Compliance will require the provision of account statements for all Discretionary Third-Party Managed Accounts annually; however, additional statements may also be required to facilitate Compliance’s oversight and monitoring of such accounts.

In addition, GW&K Compliance will periodically request an annual attestation from the trustee or discretionary third-party manager of each Discretionary Third-Party Managed Account to confirm the account continues to be discretionary and that there have been no instances where the Access Person had direct or indirect influence or control of the account.

Accounts maintained at GW&K Investment Management are not subject to the requirements outlined above if such accounts are managed in line with the applicable Firm investment strategy as applied to Client accounts in that strategy.

V. Reporting of Personal Covered Securities Transactions and Post-Trade Review

All Access Persons are required to provide periodic reports to the Chief Compliance Officer or his designee. Where applicable and appropriate, Compliance may assist employees in meeting this obligation by facilitating data feeds from brokers, creating automated reports, or other means to help alleviate the administrative burden. However, in any instances where such processes are not available, Access Persons are ultimately responsible for providing the required information.

Reportable Accounts and Initial Holdings Report. No later than 10 days after a person becomes an Access Person, he or she must provide to Compliance summary information for all Reportable Accounts including the type of account (e.g. IRA, Trust, etc.), the brokerage where the account is maintained, the date the Reportable Account was established, and an initial holdings report, current as of no more than 45 days of when a person becomes an Access Person.

NOTE: Any account that can hold Covered Securities, which is under Investment Control of the Access Person or his or her Immediate Family, should be disclosed, even if no reportable securities are held at the time of the holdings report.

The following information shall be included in the initial holdings report:

•	Account Name (as identified by the Access Person) and the name of the broker where the account is maintained
•	Security name/description
•	Security ticker symbol or CUSIP number
•	Number of shares or principal amount

Compliance uses Charles Schwab Compliance Solutions to facilitate the disclosure of Reportable Accounts and Initial Holdings Reports.

New Reportable Accounts established by Access Persons after an initial holdings report shall be disclosed to Compliance as soon as possible, but before any transactions in Covered Securities.

Duplicate Brokerage Confirmations and Statements. Access Persons are required to direct their brokers to submit to Compliance duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for each Reportable Account. In many cases, Compliance can coordinate the receipt of this information directly from brokers via Charles Schwab Compliance Solutions.

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Quarterly Transaction Report. No later than 30 days after the end of each calendar quarter, every Access Person must file a report with Compliance describing all transactions in Covered Securities. (including those in Affiliated Funds) during that period. This Quarterly Transaction Report shall include the following information for each trade:

•	Trade Date
•	Security name/description
•	Security ticker symbol or CUSIP number
•	Type of transaction (buy, sell, etc.)
•	Number of shares or principal amount
•	Price at which the transaction was executed
•	Executing broker

Quarterly Transaction Reports are completed in Charles Schwab Compliance Solutions.

NOTE: Access Persons may be excused from submitting transaction reports that would duplicate information contained in trade confirmations or account statements that GW&K holds in its records, provided GW&K has received those confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

Annual Holdings Report. Every Access Person must, by January 30 of each year, file a report with Compliance that identifies the employee’s holdings in Covered Securities as of December 31 of the prior year.

The Annual Holdings Report shall include the following information for all Reportable Accounts with Covered Securities:

•	Account Name (as identified by the Access Person) and the name of the broker where the account is maintained
•	Security name/description
•	Security ticker symbol or CUSIP number
•	Number of shares or principal amount held as of December 31.

Annual Holdings Reports are completed in Charles Schwab Compliance Solutions.

In addition, Discretionary Third-Party Managed Accounts are subject to the reporting requirements outlined in Section IV.

Post-Trade Review - The Chief Compliance Officer or other designated Compliance personnel will periodically review and monitor the personal investment activity of all Access Persons, including reports or brokerage confirmations and statements filed with GW&K’s Compliance Department in accordance with the Code.

VI. Hardship Exemptions

An employee may submit to the Chief Compliance Officer a request for an exemption from an applicable personal trading provision of the Code for a financial hardship situation. Such requests are expected to be infrequent and for a specifically defined hardship (for example, purchase of a home or tuition expenses).

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All requests must be in writing and state the reason(s) for the hardship. Requests may be approved or denied at the Chief Compliance Officer’s sole discretion. Additionally, certain conditions around the exemption may be required to ensure there is no conflict of interest created by the exemption. Hardship exemptions will be documented by Compliance.

VII. Gifts and Business Entertainment

Access Persons may not give or accept any Gift or Business Entertainment that:

•	is in cash or a non-cash equivalent;
•	is excessive, lavish, or otherwise outside of industry custom and practice;
•	creates a real or perceived conflict of interest or is intended to influence business decisions; or
•	is unethical or illegal

In general, Access Persons may not give or accept Gifts of more than de minimis value (anything of more than $100 in value as a single Gift or an annual cumulative value of $500). This limit does not apply to (i) ordinary Business Entertainment where the donor is present as a host so long as it is not so frequent to give the appearance of impropriety; or (ii) a typical holiday Gift such as a food item received by an Access Person but shared with other GW&K employees.

Each Access Person must report all Gifts and Business Entertainment of $50 or more to Compliance for Gifts given or received in connection with the Access Person’s employment. The Compliance Department will maintain records of all reportable Gifts given or received by all Access Persons.

AMG Distributors, Inc. (“AMGDI”) Registered Representatives

In addition to requirements under the Code, employees who are registered representatives of AMGDI are required to also comply with the Gifts and non-cash compensation policies maintained in AMGDI’s Supervisory Procedures Manual.

VIII. Political Contributions

Employees are prohibited from making Gifts or contributions in the name of, or on behalf, of GW&K to any political committee, candidate or party. Employees are also subject to pre-clearance requirements and contribution limits for personal political contributions as part of firm policies and procedures. Employees should refer to the Political Contributions and Other Restricted Payments Policy which can be found in the GW&K Compliance Manual.

IX. Insider Trading Policies and Procedures

Employees are subject to GW&K’s Insider Trading Policy and AMG’s Insider Trading Policy and Procedures, which can be found in Charles Schwab Compliance Solutions under ‘My Policies’ Employees are required to certify annually that they have received, read and understood these policies as well as adhered to the guidelines and restrictions therein.

X. Reporting of Outside Business Activities

All employees are required to disclose their Outside Business Activities as noted in Section II. B. 7. GW&K uses Charles Schwab Compliance Solutions for the disclosure and recordkeeping of employee outside business activities. GW&K’s Legal & Compliance Department will review all disclosures of Outside Business Activities to ensure there are no conflicts of interest with the disclosing employee’s work function at GW&K or with GW&K’s business. Examples of Outside Business Activities which must

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be disclosed include, but are not limited to, serving on the board of directors for publicly traded companies, non-profit, endowment or charitable foundations, even if not a for-profit business and without compensation, or any activities where the employee receives compensation.

XI. Reporting Potential Violations, Investigation, Penalties for Violations, and Whistleblower Rules

A. Reporting Potential Violations

All Access Persons are required to act in support of the culture of integrity that has been built within GW&K. Every employee and partner of GW&K’s is considered a valuable member of the GW&K team and this broad requirement includes acting in what each individual believes to be GW&K’s best interest, which includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by GW&K, any of our employees, or any of our service providers. If GW&K’s management is unaware of such activities, these potential violations may ultimately have an adverse effect on all of us as members of GW&K.

Employees are encouraged to report actual or possible violations to the Chief Compliance Officer upon discovery. It is a violation of this Code to deliberately fail to report a violation by you of this Code to the Chief Compliance Officer, or deliberately withhold relevant or material information concerning a violation of this Code. If an employee believes the Chief Compliance Officer is acting in potential violation of the Code, the employee may report the matter to any member of GWK’s Executive Committee.

Good faith reporting of suspected violations of Firm Policies, including this Code, by others shall not subject the reporting person to penalty, reprisal, or retaliation by GW&K or any of its employees. Please also see subsection D below for additional information on Whistleblower Rules.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•	noncompliance with laws, rules, and regulations applicable to the business of GW&K;
•	fraud or illegal acts involving any aspect of GW&K’s business;
•	material misstatements in regulatory filings, internal books and records, Clients records, or reports;
•	activity that is harmful to Clients, including any fund shareholders; and
•	deviations from required internal controls, policies and procedures that safeguard Clients and GW&K.

All reports will be taken seriously, investigated promptly and appropriately, and treated with the appropriate confidentiality as determined by GW&K in light of the circumstances.

B. Investigation

The Chief Compliance Officer or designee will investigate all potential violations of Firm policies, including the Code. In cases where the investigation is initiated by the reporting of a potential violation by an employee, the Chief Compliance Officer or designee may update the employee on the status of the investigation as appropriate. In addition, the reporting employee may request an update at any time. Such investigative procedures may include notification to the Chief Executive Officer of the violation or possible violation, and discussion of the violation or possible violation with the relevant parties to determine whether the procedures set forth in the Code were followed. Each investigation will be properly documented, including the name(s) of the relevant party (ies), the date of the investigation,

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identification of the violation or possible violation, and a summary of the disposition. The file kept on such investigation shall include all relevant records.

The Chief Compliance Officer or his or her designee will report his or her findings as necessary to the Executive Committee. The decision as to whether a violation has occurred will be subject to review by the Chief Compliance Officer.

C. Penalties for Violations

Penalties for violations of Federal Securities Laws or Firm policies can be severe for individuals involved and their employers. A person can be subject to penalties even if they do not personally benefit from the violation.

Penalties for such violations will be determined on a case by case basis in the sole discretion of the Chief Compliance Officer and members of the Executive Committee as appropriate. While each violation is reviewed individually, certain considerations are regularly evaluated such as the nature of the violation (whether it was a failure to follow procedure such as pre-clearance, or whether there was an actual non-compliant transaction that occurred), whether there appeared to be intent to violate or circumvent the Code or other Firm policy, and whether the same employee has had previous violations. The penalties may include, but are not limited to:

•	Issuance of a disciplinary memorandum or letter of reprimand;
•	Requiring disgorgement of profits generated from non-compliant trades;
•	Requiring trades to be reversed or other corrective actions at Access Person’s expense;
•	Suspension of personal trading privileges;
•	Requiring the consolidation of Reportable Accounts with certain brokers;
•	Monetary fines;
•	Suspension or termination of employment; and
•	Reporting to the appropriate regulatory authorities if applicable.

D. Whistleblower Rules

Nothing in this Code or in any other agreements you may have with GW&K is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the SEC (Securities Exchange Act Rules 21F-1, et seq.).

Retaliation of any type against an Access Person who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

All Access Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the Chief Compliance Officer or other senior management with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The Chief Compliance Officer will also provide periodic training to GW&K’s Access Persons regarding the requirements of these policies and procedures.

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XII. Recordkeeping Requirements

In accordance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940, the following records shall be maintained by GW&K, at its principal place of business:

(i) a copy of the Code and all written acknowledgements of the receipt of the Code and any amendments thereto for each Access Person within the past five years;

(ii) a record of any violation of the Code and of any action taken as a result of such violation shall be preserved for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(iii) a copy of each report made by an Access Person must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided;

(iv) a record of all Access Persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing such reports pursuant to this Code; and

(v) a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in Limited Offerings by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted.

XIII. Distribution and Certification

Each Access Person shall (i) receive a copy of this Code at the time of his or her employment, annually thereafter, and anytime amendments are made to the Code; and (ii) periodically certify in writing that he or she has received, read and understood the Code and any amendments; and (iii) will adhere to the guidelines, restrictions, and responsibilities therein.

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